Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
November 2, 2006	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES DIRECTOR RESIGNATION

GREELEY, Colo. – November 2, 2006 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, announced that Marc Becker, a partner and officer of certain affiliates of Apollo, has notified us that he intends to resign as a director of UAP Holding Corp. and as a member of its nominating and governance committee effective immediately upon completion of the previously announced underwritten offering. Although Messrs. Harris and Parker, each a partner and officer of certain affiliates of Apollo, will continue to serve in their current positions as directors of UAP Holding Corp. immediately following the completion of this offering, it is expected that one or both of such directors will resign from the board of directors of UAP Holding Corp. prior to the next annual meeting of stockholders of UAP Holding Corp. Mr. Becker did not have any disagreements with UAP Holding Corp. relating to its operations, policies or practices.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products markets a comprehensive line of products, including crop protection chemicals, seed and fertilizer, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 340 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada.

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CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400